United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2014

DIAMOND HILL INVESTMENT GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	000-24498	65-0190407
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 John H. McConnell Blvd., Suite 200, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code: (614) 255-3333

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    On July 30, 2014, James F. Laird informed Diamond Hill Investment Group, Inc. (the “Company”), and the Company announced, that he will step down as the Company’s Chief Financial Officer effective December 31, 2014. On that same date, the Company’s board appointed Thomas E. Line to succeed Mr. Laird as Chief Financial Officer effective January 1, 2015. Mr. Laird will continue as secretary and a member of the Company’s board of directors. Also on July 30, 2014, the Company’s Board appointed Christopher M. Bingaman as the Company’s President and Lisa M. Wesolek as Chief Operating Officer, each appointment effective January 1, 2015. Although Mr. Bingaman will succeed Ric Dillon as President, Mr. Dillon will remain the Company’s Chief Executive Officer.

Mr. Bingaman, 48, joined Diamond Hill Capital Management, Inc. ("DHCM"), the Company's wholly-owned subsidiary, in 2001 and serves as portfolio manager of the Diamond Hill Financial Long-Short Fund and a co-portfolio manager of the Diamond Hill Long-Short Fund. He was named Co-Chief Investment Officer of DHCM in December 2011 and President of DHCM in January 2014. Mr. Bingaman will continue to serve in these roles after his appointment as President of the Company. Mr. Bingaman will receive an annual base salary of $250,000 and will continue to participate in various bonus and equity compensation plans of the Company.

Ms. Wesolek, 51, joined DHCM as Managing Director and Head of Distribution in June 2012 with responsibility for the firm’s distribution strategy including business development, marketing and client service. She was named Chief Operating Officer of DHCM in January 2014. She will continue to serve in these roles after her appointment as Chief Operating Officer of the Company. Prior to joining DHCM, Ms. Wesolek held senior roles at financial firms, including Evergreen Investment Management, where she served as the managing director and head of institutional asset management from 2005 to 2008, and Wells Fargo Funds Management, where she served as the senior vice president, national sales manager for the asset management group from 2008 to 2010. Evergreen Investment Management and Wells Fargo Funds Management are not affiliates of the Company or DHCM. Ms. Wesolek will receive an annual base salary of $200,000 and will continue to participate in various bonus and equity compensation plans of the Company.

Mr. Line, 47, joined DHCM as Managing Director of Finance in March 2014. Prior to joining DHCM, Mr. Line held senior roles at financial institutions including Red Capital Group, where he served as Chief Financial Officer from 2005 to 2012, and Lancaster Pollard & Company, where he served as Chief Operating Officer from January 2012 to March 2014. Red Capital Group and Lancaster Pollard are not affiliates of the Company or DHCM. Mr. Line will receive an annual base salary of $200,000 and will continue to participate in various bonus and equity compensation plans of the Company.

There are no related party transactions disclosable under Item 404 of Regulation S-K between the Company and Messrs. Bingaman and Line or Ms. Wesolek.

A press release related to these changes is attached hereto as Exhibit 99.1.

(e)    On July 30, 2014, the Company entered into indemnification agreements with Mr. Bingaman, Ms. Wesolek, and Mr. Line. The indemnification agreements generally obligate the Company to indemnify such executive officers against losses and expenses that they may incur in the performance of their duties, provided that (i) they did not act with deliberate intent to harm the Company or with reckless disregard for the Company’s best interests and (ii) their indemnification does not violate applicable law or public policy. Under the terms of the indemnification agreements, the Company also agreed to advance expenses to such directors and executive officers upon their delivery of an undertaking to repay such amounts if it is determined that they are not entitled to indemnification under the agreement.

The indemnification agreements are in addition to, and do not limit in any way, any other rights to indemnification or advancement of expenses to which the Company’s directors or executive officers may be entitled under the Company’s articles of incorporation or regulations, applicable law (including the Ohio General Corporation Law), any insurance policy, any contract or otherwise.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the form of indemnification agreement entered into between the Company and its executive officers, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit Nos.	Document
10.1
Form of Indemnification Agreement between Diamond Hill Investment Group, Inc. and its executive officers. (Incorporated by reference from Form 8-K Current Report for the event on April 26, 2011 filed with the SEC on April 29, 2011; File No. 000-24498.)

99.1	Press release issued by the Registrant dated July 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIAMOND HILL INVESTMENT GROUP, INC.

Date:	August 1, 2014	By:	/s/ James F. Laird
James F. Laird, Chief Financial Officer and Secretary